                                                                    EXHIBIT 99.1


            SUPERIOR CONSULTANT REPORTS IMPROVED PERFORMANCE FOR THE
                         THIRD QUARTER OVER PRIOR YEAR

            Growing Revenue Backlog with Additional Outsourcing Sales


SUMMARY FOR THIRD QUARTER 2003

o Net revenue of $22.6 million
o Net loss of ($0.6) million
o EBITDA of $1.1 million
o Cash flow from operations of $0.4 million
o Revenue backlog as of October 23, 2003, near $260 million
o Over $750 million outsourcing sales prospect pipeline
o 26 new clients signed

Recent Developments

o $42 million outsourcing contract signed with Central Maine Healthcare Corporation
o Letter of Intent signed for a multi-year outsourcing contract with a Midwest health system

                                     *******

SOUTHFIELD, MICHIGAN, OCTOBER 23, 2003 -- SUPERIOR CONSULTANT HOLDINGS CORPORATION (NASDAQ: SUPC), today reported its third quarter operating results. For the quarter, the company reported $22.6 million in revenue, compared with $20.8 million in the same quarter last year; net loss of ($0.06) per share, compared with ($0.20) last year; and positive earnings before interest, taxes, depreciation, and amortization (EBITDA) of $1.1 million, compared with ($1.0) million last year.

"Superior met its revenue expectations for the quarter and further narrowed its loss over the same quarter last year," said Richard D. Helppie, Chief Executive Officer. "Additionally, we continued to increase our backlog and our recurring revenue stream with the addition of some significant long-term consulting engagements, and we recently closed a sixth full-service outsourcing contract, which we previously had announced as a Letter of Intent," Helppie said. "Further, we have signed a Letter of Intent with a Midwest health system for a multi-year, full-service outsourcing contract."

"Superior achieved its 12th consecutive quarter of improved operating efficiencies in SG&A," said Richard R. Sorensen, Chief Financial Officer. "We ended the quarter with $15.2 million in cash. Uses of cash during the quarter consisted primarily of the purchase of software and equipment related to our processing center and recent outsourcing contracts, debt service associated with our financing arrangements, a repayment of $500,000 on our outstanding line of credit, and stock repurchases. During the quarter, the company repurchased 420,282 shares of our common stock, including shares obtained in the modified Dutch Auction tender offer, at an aggregate cost of $1.6 million."

Gross margin improved slightly to 27.7% during the quarter from the second quarter's 27.6%. SG&A expenses improved 19% to $6.5 million, compared with $8.0 million in the same quarter last year, and Days Sales Outstanding improved 21% to 50 from 63 in the same quarter last year.

"We have added a five-year, full-scale information technology outsourcing contract, with a base value of approximately $42 million, with Central Maine Healthcare Corporation," said George S. Huntzinger, President and Chief Operating Officer. "This new agreement will make use of our deep healthcare domain expertise, our state-of-the-art network control center, and our world-class Superior Processing Center," said Huntzinger.

"Accepted consulting proposals for the quarter were $14.9 million, compared with $14.0 million in the prior quarter," Huntzinger said. "Sixty percent of these sales were closed in the last four weeks of the quarter, contributing to a stronger backlog for the fourth quarter and future quarters in 2004."

"Superior added 26 new clients during the quarter," concluded Huntzinger.

OUTLOOK

"We met our third quarter guidance expectations, and we achieved increased revenue for the third quarter compared with the same quarter last year," Helppie said. "However, we remain cautious in the near term as the healthcare consulting market continues to be uneven, and we note that federal and state budget constraints have and will continue to impact some of our clients. We have growing confidence in the business over the long term based on our quarter billion dollar backlog and our expanding outsourcing sales prospect pipeline."

"For the fourth quarter of 2003, we anticipate that net revenue will be in the range of $24.2 million to $25.4 million, compared with net revenue of $20.0 million in the fourth quarter of last year," said Helppie. "The revenue forecast is based on a current booked backlog of $21.8 million for the fourth quarter and client indications of an additional $1.0 million. Our estimates for consulting revenue during the quarter are conservative due to seasonality and variability of the healthcare consulting business at this time. We are predicting the net income (loss) for the fourth quarter will be between ($0.9) million and a profit of $0.2 million, with earnings (loss) per share of ($0.09) to $0.02. Operating cash flow is expected to be between ($0.7) million and $0.4 million in the fourth quarter."

Helppie concluded: "Our client-focused services and solutions continue to generate satisfaction among our clients as they achieve improved operating results and advance their agendas. For these reasons, together with the trust and confidence that we have established among our client base, we continue to be rewarded with repeat business and referrals for new clients. In addition, we continue to add new recurring revenue in our outsourcing business. During the quarter, the company and management continued to purchase shares of Superior's common stock. As of September 30, there were 10.4 million shares of Superior common stock outstanding, excluding treasury shares, and management and directors currently hold approximately 50% of the company's outstanding stock."

Conference Call Broadcast:

Superior Consultant's senior executives will discuss the third quarter results during an investor teleconference scheduled for 11:00 a.m. eastern time on Friday, October 24, 2003. To listen to the broadcast, participants may log onto www.superiorconsultant.com and go to the "Investors" section of the Web site. We suggest you log onto the Web site 10 minutes prior to the conference call to download and install any necessary software.

Conference Call Replay:

An online replay will be available after 2:00 p.m. eastern time on Friday, October 24, 2003, under the "Investors" section of www.superiorconsultant.com.

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including, but not limited to:
"anticipate," "believe," "intends," "estimates," "promises," "expect," "should," "conditioned upon" and similar expressions. This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors and events which the company is unable to accurately predict or over which the company has no control. Such factors include, but are not limited to: the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the healthcare market's acceptance of and demand for the company's offerings, demands upon and consumption of the company's cash and cash equivalent resources or changes in the company's access to working capital, regulatory changes and other factors affecting the financial constraints on the company's clients, competitive pressures (both domestic and foreign), economic factors specific to healthcare, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, acquisitions under consideration and the ability to integrate acquisitions on a timely basis. Additional information regarding these risk factors and others, and additional information concerning the company are included in the company's reports on file with the Securities and Exchange Commission.

ABOUT SUPERIOR CONSULTANT HOLDINGS CORPORATION

Superior Consultant specializes in Digital Business Transformation(TM) services that enable healthcare organizations to thrive in the information-driven economy. Superior's outsourcing, management and information technology consulting services and solutions help clients plan and execute better business strategies and meet their fiscal challenges while advancing clinical quality. Superior's best practices outsourcing model includes a full range of flexible business process and information technology solutions, including data center services, 24/7/365 network monitoring and help desk services, facility management, interim management, and application outsourcing services. For 19 years, Superior has been recognized as an innovator within the healthcare industry and has been rewarded with full and partial outsourcing contracts, thousands of engagements, approximately 150 interim management assignments, and nearly 3,000 clients.

For more information on Superior Consultant Holdings Corporation simply dial 1-800-PRO-INFO and enter the Company ticker: SUPC (a no-cost fax-on-demand service) or visit the Company's Web site at http://www.superiorconsultant.com.

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                              SEPTEMBER 30,        DECEMBER 31,
                              ASSETS                               2003                2002
                                                                 -------             -------
Current assets
  Cash and cash equivalents                                      $15,211             $14,575
  Accounts receivable, net                                        12,651              11,959
  Other current assets                                             3,563               3,377
                                                                 -------             -------

     Total current assets                                         31,425              29,911

Property and equipment, net                                       20,943              12,737
Real estate held for sale                                            -                   991
Other long-term assets                                               312                  17
                                                                 -------             -------

     Total Assets                                                $52,680             $43,656
                                                                 =======             =======


                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Notes payable to bank                                          $ 1,900             $ 2,925
  Other current liabilities                                       16,059              12,940
                                                                 -------             -------

     Total current liabilities                                    17,959              15,865

Senior subordinated debentures, net                                7,522                 -
Long-term liabilities                                              4,697               2,624

Stockholders' equity                                              22,502              25,167
                                                                 -------             -------

     Total Liabilities and Stockholders' Equity                  $52,680             $43,656
                                                                 =======             =======


            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                     ------------------                   -----------------
                                                          SEPTEMBER 30,   JUNE 30,    SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                              2003          2003          2002           2003          2002
                                                            --------      --------      --------       --------      --------
Revenue
      Consulting
           Revenue before reimbursements (net revenue)      $ 13,244      $ 13,718      $ 13,412       $ 40,953      $ 41,088
           Out-of-pocket reimbursements (1)                    1,698         1,877         2,040          5,348         5,849
                                                            --------      --------      --------       --------      --------

                Total consulting revenue                      14,942        15,595        15,452         46,301        46,937

      Outsourcing
           Revenue before reimbursements (net revenue)         9,345         9,168         7,414         26,413        23,016
           Out-of-pocket reimbursements (1)                      174           147           139            399           429
                                                            --------      --------      --------       --------      --------

                Total outsourcing revenue                      9,519         9,315         7,553         26,812        23,445
                                                            --------      --------      --------       --------      --------

                    Consolidated revenue                      24,461        24,910        23,005         73,113        70,382

Cost of services
      Consulting
           Cost of services before reimbursements
              (net cost of services)                           8,285         8,694         8,422         25,460        25,003
           Out-of-pocket reimbursements (1)                    1,698         1,877         2,040          5,348         5,849
                                                            --------      --------      --------       --------      --------

                Total consulting cost of services              9,983        10,571        10,462         30,808        30,852

      Outsourcing
           Cost of services before reimbursements
              (net cost of services)                           8,057         7,872         6,570         23,332        18,805
           Out-of-pocket reimbursements (1)                      174           147           139            399           429
                                                            --------      --------      --------       --------      --------

                Total outsourcing cost of services             8,231         8,019         6,709         23,731        19,234
                                                            --------      --------      --------       --------      --------

                    Consolidated cost of services             18,214        18,590        17,171         54,539        50,086

Gross Profit
                Consulting                                     4,959         5,024         4,990         15,493        16,085
                Outsourcing                                    1,288         1,296           844          3,081         4,211
                                                            --------      --------      --------       --------      --------

                    Consolidated gross profit                  6,247         6,320         5,834         18,574        20,296

Selling, general and administrative expenses                   6,493         6,555         8,007         19,863        24,870
                                                            --------      --------      --------       --------      --------

                    Loss from operations                        (246)         (235)       (2,173)        (1,289)       (4,574)

Other income (expense), net                                     (344)         (150)           50           (573)          179
                                                            --------      --------      --------       --------      --------

                    Loss before income tax benefit              (590)         (385)       (2,123)        (1,862)       (4,395)

Income tax benefit                                                 -             -             -              -        (2,301)
                                                            --------      --------      --------       --------      --------

                    Net loss                                $   (590)     $   (385)     $ (2,123)      $ (1,862)     $ (2,094)
                                                            ========      ========      ========       ========      ========


Net loss per share
   Basic                                                    $  (0.06)     $  (0.04)     $  (0.20)      $  (0.17)     $  (0.19)
                                                            ========      ========      ========       ========      ========
   Diluted                                                  $  (0.06)     $  (0.04)     $  (0.20)      $  (0.17)     $  (0.19)
                                                            ========      ========      ========       ========      ========

Weighted average number of common
  shares outstanding
   Basic                                                      10,478        10,765         10,758         10,668        10,747
                                                            ========      ========       ========       ========      ========
   Diluted                                                    10,478        10,765         10,758         10,668        10,747
                                                            ========      ========       ========       ========      ========

            SUPERIOR CONSULTANT HOLDINGS CORPORATION AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                   ------------------                      -----------------
                                                      SEPTEMBER 30,     JUNE 30,     SEPTEMBER 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                                          2003            2003            2002            2003            2002
                                                        --------        --------        --------        --------        --------
GAAP to Non-GAAP Reconciliations:

   Consolidated revenue                                 $ 24,461        $ 24,910        $ 23,005        $ 73,113        $ 70,382
   Less: Out-of-pocket reimbursements (1)                 (1,872)         (2,024)         (2,179)         (5,747)         (6,278)
                                                        --------        --------        --------        --------        --------

   Net Revenue                                          $ 22,589        $ 22,886        $ 20,826        $ 67,366        $ 64,104
                                                        ========        ========        ========        ========        ========

  Operating expenses
      Consolidated cost of services                     $ 18,214        $ 18,590        $ 17,171        $ 54,539        $ 50,086
      Selling, general and administrative expenses         6,493           6,555           8,007          19,863          24,870
                                                        --------        --------        --------        --------        --------

           Operating expenses - GAAP                      24,707          25,145          25,178          74,402          74,956

         Less: Out-of-pocket reimbursements (1)           (1,872)         (2,024)         (2,179)         (5,747)         (6,278)
                                                        --------        --------        --------        --------        --------

           Operating expenses, as adjusted              $ 22,835        $ 23,121        $ 22,999        $ 68,655        $ 68,678
                                                        ========        ========        ========        ========        ========




   Net loss                                             $   (590)       $   (385)       $ (2,123)       $ (1,862)       $ (2,094)
   Depreciation and amortization                           1,383           1,258           1,158           3,722           3,273
   Interest (income) expense, net                            301             141             (50)            521            (179)
   Income tax benefit                                          -               -               -               -          (2,301)
                                                        --------        --------        --------        --------        --------

   EBITDA                                               $  1,094        $  1,014        $ (1,015)       $  2,381        $ (1,301)
                                                        ========        ========        ========        ========        ========



Capital expenditures, net of financing                  $  1,842        $  1,640        $    629        $  5,165        $  2,358
                                                        ========        ========        ========        ========        ========


Gross profit % - Consulting (1)                             37.4%           36.6%           37.2%           37.8%           39.1%
Gross profit % - Outsourcing (1)                            13.8%           14.1%           11.4%           11.7%           18.3%
Gross profit % - Consolidated (1)                           27.7%           27.6%           28.0%           27.6%           31.7%
SGA %                                                       28.7%           28.6%           38.4%           29.5%           38.8%
Headcount                                                    570             569             596             570             596


(1) In November 2001, the Financial Accounting Standards Board issued Staff Announcement Topic No. D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred," which states that reimbursements received for out-of-pocket expenses should be characterized as revenue in the income statement. The application of Staff Announcement Topic No. D-103 does not have an impact on current or previously reported net earnings
(loss) or earnings (loss) per share. We will continue to use net revenue (revenue before out-of-pocket reimbursements) and net cost of services (cost of services before out-of-pocket reimbursements) to compute percentage and margin calculations, as well as for purposes of comparing the results of operations for the quarter ended September 30, 2003, to the quarters ended June 30, 2003, and September 30, 2002, and the nine months ended September 30, 2003 to the nine months ended September 30, 2002.